EXHIBIT 99.1

dressbarn                                                              maurices
[GRAPHIC OMITTED]                                             [GRAPHIC OMITTED]


THE DRESS BARN, INC. REPORTS STRONG OCTOBER SALES RESULTS -- Total Company Comparable Store Sales Increase 10% -- SUFFERN, NY - NOVEMBER 3, 2005 - The Dress Barn, Inc. (NASDAQ - DBRN), a leading national specialty apparel retailer offering quality career and casual fashion apparel through its dressbarn and maurices brands, today announced its October and fiscal first quarter sales results.

Total sales for the four-week fiscal period ended October 29, 2005 increased 58.7% to $103.3 million compared to $65.1 million reported for the comparable four-weeks ended October 30, 2004. This year's sales include maurices, which was acquired January 2005. Comparable store sales increased 10% for the month of October.

Total sales for the fiscal first quarter ended October 29, 2005 increased 61.8% to $318.9 million compared to $197.1 million reported for the comparable fiscal period ended October 30, 2004. Comparable store sales increased 9% for the fiscal quarter.

Comparable  store sales by brand for the fiscal  periods  ended October 29, 2005
were as follows: ----                                Comparable Store Sales
                                                   October      Fiscal Quarter

                      dressbarn                     +  9%         +   8%
                      maurices                       +14%           +11%
                                                     ----           ----
                      Total Comparable Store Sales   +10%          +  9%
                                                     ====          =====

ABOUT THE DRESS BARN, INC.

The Dress Barn, Inc. (NASDAQ - DBRN), is a leading national specialty apparel retailer offering quality career and casual fashion apparel through its dressbarn and maurices brands. As of October 29, 2005, the Company operated 796 dressbarn stores in 45 states and 507 maurices stores in 39 states. For more information, please visit www.dressbarn.com and www.maurices.com.

FORWARD-LOOKING STATEMENTS Certain statements made in this press release are not historical in nature and are "forward-looking statements", within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. The Company does not undertake to publicly update or review its forward-looking statements even if experience or future changes make it clear that our projected results expressed or implied will not be achieved. Detailed information concerning a number of factors as they relate to dressbarn's operations that could cause actual results to differ materially from the information is readily available on our most recent report on Form 10-K for the year ending July 30, 2005. Such factors as they relate to maurices include risks applicable to the retail apparel business in general and risks which may be applicable to maurices' business. In addition, there are risks associated with the integration of two businesses.

CONTACT: The Dress Barn, Inc.
                   Investor Relations
                  845 369-4600